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                                   EXHIBIT 11

              Opinion and consent of counsel as to the legality
                      of the securities being registered
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October 3, 1996



Transamerica Occidental Life
 Insurance Company
1150 South Olive Street
Los Angeles, CA 90015

Gentlemen:

With reference to the Registration Statement on Form N-14 filed by Transamerica Occidental Life Insurance Company and its Separate Account Fund C with the Securities and Exchange Commission covering certain variable annuity contracts (File No. 333-11599), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         1.) Transamerica Occidental Life Insurance Company is duly organized and validly existing under the laws of the State of California.

         2.) The variable annuity contracts, when issued as contemplated by the said Form N-14 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Occidental Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-14 Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Prospectus contained in the said Form N-14.
In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,


/s/ James W. Dederer
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JAMES W. DEDERER
General Counsel